Exhibit 10.1

Eloxx Pharmaceuticals, Inc.

Change in Control Severance Benefit Plan

Approved by the Board of Directors:  September 17, 2019

Section 1.Introduction.

The Eloxx Pharmaceuticals, Inc. Change in Control Severance Benefit Plan (the “Plan”) is hereby established effective September 17, 2019 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible employees of the Company in the event that such employees become subject to involuntary or constructive employment terminations in connection with a Change in Control. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)“Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b)“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation, in each case, unless required to be included as “base pay” under applicable law) as in effect immediately prior to a Covered Termination and prior to any reduction that would give rise to an employee’s right to resign for Good Reason.

(c)“Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to a committee of the Board, then “Board” shall also mean such committee.

(d)“Cause” means, with respect to a Participant, the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, embezzlement, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud, embezzlement or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets; (v) the refusal or omission by the Participant to perform any duties required of him or her if such duties are consistent with duties customary for the position held with the Company or an Affiliate or persistent unsatisfactory performance or neglect of his or her job duties; or (vi) such Participant’s gross misconduct. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion. Any determination by the Plan Administrator that the employment of a Participant was terminated with or without Cause hereunder will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.in any written agreement between such employee and the Company defining such term.

(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(2)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3)the stockholders of the Company approve or the Board approves a plan of complete dissolution of liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;

(4)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(5)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A.

(f)“Change in Control Period” means the period commencing upon a Change in Control and ending twelve (12) months following the Closing of a Change in Control.

(g)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i)“Code” means the Internal Revenue Code of 1986, as amended.

(j)“Company” means Eloxx Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such event; provided, that the term “Company” as used in this Plan shall be deemed to include, as applicable, the Designated Subsidiaries.

(k)“Covered Termination” means an Involuntary Termination that occurs within the Change in Control Period.

(l)“Designated Subsidiaries” means each Subsidiary of the Company on the Effective Date and future Subsidiaries of the Company, in each case, that are not specifically excluded from participation by the Plan Administrator from time to time in its sole discretion. In the event that the Company has Subsidiaries located in jurisdictions outside of the United States, any such Subsidiary shall not be a Designated Subsidiary unless the Plan Administrator specifically designates such Subsidiary as a Designated Subsidiary.

(m)“Director” means a member of the Board.

(n)“Eligible Employee” means an employee of the Company who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(o)“Entity” means a corporation, partnership, limited liability company or other entity.

(p)“Equity Plan” means, as applicable, the Company’s 2018 Equity Incentive Plan, the Company’s Share Ownership and Option Plan (2013) or any successor or other equity incentive plan(s) adopted by the Company which govern a Participant’s stock or stock-based awards.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(s)“Good Reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such employee’s consent; provided that any resignation by the employee due to any of the following conditions shall only be deemed for Good Reason if:  (i) the employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the employee; and (iii) the employee actually resigns the employee’s employment within the first thirty (30) days after expiration of the Cure Period:  (1)  any material reduction by the Company of the employee’s base salary, as the same may be increased from time to time; or (2) a requirement that the employee relocate to a principal place of employment more than seventy-five (75) miles from their current place of employment.

(t)“Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause or (2) an employee’s resignation for Good Reason.

(u)“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(v)“Participant” means an Eligible Employee who, on the date of the Covered Termination fulfils the eligibility and participation requirements, as provided herein.

(w)“Plan Administrator” means the Board, or a duly authorized committee thereof.

(x)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(y)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(z)“Target Bonus” means with respect to a Participant, if there is a cash bonus plan applicable to such Participant for the year in which such Covered Termination occurs (“Cash Bonus Plan”), the cash bonus payable to such Participant under such Cash Bonus Plan as if all the applicable performance goals for such year were attained at a level of 100%. If no Cash Bonus Plan is in effect for the year in which such Covered Termination occurs, the Target Bonus Amount will be the target bonus, if any, in such Participant’s then-effective employment agreement or offer letter with the Company, as if all of the applicable performance goals for such year were attained at a level of 100%.

Section 2.Eligibility for benefits.

(a)Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) as of immediately prior to a Covered Termination, such employee is a full-time employee of the Company other than any officer of the Company who is subject to the reporting rules under Section 16 of the Exchange Act; (ii) the Plan Administrator has designated such employee as eligible to participate in the Plan; (iii) such employee’s employment with the Company terminates due to a Covered Termination; (iv) such employee meets the other Plan eligibility requirements set forth in this Section 2; (v) unless otherwise determined by the Plan Administrator in its discretion, such employee is not entitled to severance payments or benefits under any severance benefit plan, policy or practice previously maintained by the Company, including any severance benefits set forth in any individually negotiated employment contract or agreement between the Company and an employee; and (vii) such employee is not covered by a collective bargaining agreement, unless the collective bargaining agreement expressly requires that such employee is eligible to participate in the Plan. Notwithstanding anything in the Plan to the contrary, (A) individuals who provide services to the Company whom the Company does not classify under its customary worker classification procedures as employees, including, but not limited to, independent contractors, contractor’s employees and leased employees (irrespective of whether such individuals are common law employees) shall not be eligible to participate in the Plan, and (B) individuals who are absent from work on unpaid leaves of absence shall not be eligible to participate in the Plan except to the extent eligibility is required by applicable law.  The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. After the Effective Date, the Plan Administrator may, in its sole and absolute discretion, designate additional employees of the Company as Eligible Employees, and may exclude an employee from participating in the Plan or exclude an Eligible Employee who is a Participant from continuing to participate in the Plan.  If a Participant is promoted to an employee group or salary band title with a higher tier of benefits pursuant to Section 3 of the Plan, in each case as determined by the Plan Administrator in its sole discretion, then, except as otherwise determined by the Plan Administrator in its sole discretion, the benefits to be received by such Participant will automatically adjust.

(b)Release Requirement; Additional Agreements. In order to be eligible to receive benefits under the Plan, a Participant also must timely execute and return to the Company a general waiver and release of all claims in a form acceptable to the Company (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms. As a condition of being eligible to receive benefits under the Plan, a Participant shall be required to be in full compliance with a non-compete/confidentiality and trade secrets/inventions undertaking agreement or similar agreement as may be required or requested by the Company from time to time.

(c)Plan Benefits Provided in Lieu of Individual Agreement Severance Benefits. Unless otherwise determined by the Plan Administrator in its discretion, a Participant shall not be eligible to receive severance benefits under this Plan if the Participant is otherwise eligible to receive severance benefits under the terms of an individually negotiated employment contract or agreement with the Company or any other severance arrangement with the Company.

(d)Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)The employee voluntarily terminates employment with the Company without Good Reason or terminates employment due to the employee’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to resign for Good Reason.

(4)The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(5)The employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

(6)Upon a termination of employment other than a Covered Termination.

Section 3.Amount of Benefit.

(a)Severance Benefit. Upon a Covered Termination, benefits under the Plan shall be provided to each Participant as follows:

(1)Cash Severance Benefit.  The Participant will be entitled to:

(i)continue to receive the Participant’s then-current Base Salary for the following number of months set forth in the following table (such period of months, the “Severance Period”):

Employee Group / Salary Band Title	Severance Period
Vice President	12 months
Senior Director/Director	9 months
Associate Director/Manager	6 months
All Other Participants	3 months

Such payments shall be payable in substantially equal installments in accordance with the Company’s payroll practices, as in effect from time to time, with the first payment commencing on the first payroll date following the effective date of the Participant’s Release, and the first payment to include any payments that are due to be paid between the date of the Participant’s Covered Termination and the date of the first payment; and

(ii)the Participant will additionally be entitled to a portion of the Participant’s Target Bonus, if any, for the year in which the Participant’s Covered Termination occurs, in an amount equal to the Participant’s annual Target Bonus for such year, if any, multiplied by the quotient of the Severance Period divided by twelve (12), which shall be payable in a lump sum payment within ten (10) business days following the effective date of the Participant’s Release.

(2)Accelerated Vesting of Stock Awards.

(i)Effective as of the effective date of the Participant’s Release, to the extent not previously vested:  (A) the vesting and exercisability of all outstanding stock options under an Equity Plan to purchase the Company’s common stock that are held by the Participant on such date shall be accelerated in full, (B) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Participant by the Company under an Equity Plan shall lapse in full, and (C) the vesting of any other stock awards granted to the Participant by the Company under an Equity Plan, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full.  Notwithstanding the foregoing, this Section 3(a)(2)(i) shall not apply to stock awards issued under or held in any plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.

(3)Notwithstanding anything to the contrary set forth herein, the Participant’s stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” or “Significant Event”, as applicable, as provided in the applicable Equity Plan or substantially equivalent provisions applicable to the Participant’s stock award.

(4)Payment of Continued Group Health Plan Benefits.

(i)If applicable, if the Participant timely elects continued group health plan continuation coverage under COBRA the Company shall pay the full amount of the Participant’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the Participant for the Participant’s continued coverage under the Company’s group health plans, including coverage for the Participant’s eligible dependents, for the Severance Period (the “COBRA Payment Period”).  Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Participant will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Participant’s eligible COBRA coverage period.  For purposes of this Section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Participant’s sole responsibility.

(ii)Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Participant’s behalf, the Company will instead pay to the Participant on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Participant’s election of COBRA coverage or payment of COBRA premiums and without regard to the Participant’s continued eligibility for COBRA coverage during the COBRA Payment Period.  Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(b)Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees or consultants who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non- Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” or “Participant” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to a Participant by the Company or an Affiliate that become payable in connection with a Participant’s Covered Termination pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for a Participant to remain on the payroll for a limited period of time after being given notice of the termination of a Participant’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)Parachute Payments.

(1)Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(2)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(3)Unless the Participant and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the a change in ownership or control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Section 4.Return of Company Property.

A Participant will not be entitled to any severance benefit under the Plan unless and until the Participant returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Participant had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.Time of Payment and Form of Benefit; Withholding.

The Company reserves the right to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with a Participant’s termination of employment unless and until the Participant has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Participant without causing the Participant to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to a Participant be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Participant’s Separation from Service and (2) the date of the Participant’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Participant a lump sum amount equal to the sum of the benefit payments that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to a Participant’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Participant’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Participant’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of a Participant’s Release, the Company shall (1) pay the Participant a lump sum amount equal to the sum of the benefit payments that the Participant would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes, as determined by the Plan Administrator in its sole discretion. If a Participant is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

Section 6.Reemployment.

In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7.Right to Interpret and Administer Plan; Amendment and Termination.

(a)Interpretation and Administration. The Board, or a duly authorized committee thereof, shall be the Plan Administrator. The Plan Administrator (or its designee) has full discretion and exclusive right, power and authority in its sole discretion to administer, apply, and interpret the Plan and any other Plan documents and to decide any and all matters (including legal and factual issues) arising under, or in connection with, the operation or administration of the Plan, including without limitation the right to (i) make findings of fact; (ii) take all actions and make all decisions with respect to and to otherwise determine eligibility for participation, benefits, and other rights under the Plan and the amount payable under the Plan; (iii) determine whether any notice requirement or other administrative procedure under the Plan has been adequately observed; (iv) determine the proper recipient(s) of any Plan benefits; (v) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (vi) remedy, resolve and/or clarify any possible ambiguities, inconsistencies, or omissions arising under the Plan or other Plan documents by general rule or particular decision; (vii) decide questions (including legal or factual questions) relating to the calculation and payment of benefits under the Plan; (viii) process and approve or deny benefit claims and rule on any exclusions therefrom; (ix)

decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a termination of employment is a Covered Termination; (x) determine the standard of proof required in any case; and (xi) otherwise to interpret the Plan in accordance with its terms. The Plan Administrator’s (or its designee’s) interpretations, determinations, and decisions with respect to any matter arising under the Plan and any other relevant documents and on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive and binding on all parties, including all Eligible Employees, all Participants, all beneficiaries and any other individuals claiming benefits under the Plan.

(b)Delegation of Authority.  Prior to the Closing, the Plan Administrator, in its sole discretion, may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan.

(c)Retention of Professional Assistance.  The Plan Administrator may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

(d)Indemnification.  Neither the Plan Administrator nor any of its designees will be liable for any action or determination made in good faith with respect to the Plan.  The Company will, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the Plan Administrator and each director, officer and employee of the Company and its Affiliates for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

(e)Amendment. Although the Plan is designed to provide severance and other benefits to selected employees as provided herein, the Board may amend or terminate the Plan in whole or in part at any time upon at least sixty (60) days’ prior written notice to Participants; provided, however, that any amendment of the Plan shall not adversely affect the benefits to which a Participant is entitled on the Participant’s Covered Termination, if such Covered Termination occurred prior to the date of the amendment of the Plan, without the Participant’s written consent; and provided, further, that no amendment that has the effect of reducing or diminishing the right of any Participant shall be effective during the Change in Control Period, without the written consent of a majority of the Participants.

(f)Termination. The Board may amend or terminate the Plan at any time in its sole discretion; provided, however, that any termination of the Plan shall not adversely affect the benefits to which a Participant is entitled on the Participant’s Covered Termination, if such Covered Termination occurred prior to the date of the termination of the Plan, without the Participant’s written consent; and provided, further, that no termination that has the effect of reducing or diminishing the right of any Participant shall be effective during the Change in Control Period, without the written consent of a majority of the Participants.

(g)Successors and Assigns.  The Plan shall be binding on all successors and permitted assigns of a Participant including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Except in the event of death, a Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under the Plan; nor will any such rights or amounts payable under the Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event a Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.  If a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided in the Plan, shall be paid in accordance with the terms of the Plan to the Participant’s beneficiary.  If the Participant has not named a beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate. Each Participant may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts owing to the Participant under the Plan. Such designation must be in the form of a signed writing acceptable to the Plan Administrator.  A Participant may make or change such designations at any time.

(h)Severability.  In case any provision of the Plan shall be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(i)Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees, or in order to comply with the requirements of any foreign stock exchange, the Plan Administrator, in its discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Employees outside the United States are eligible to be Participants in the Plan; (iii) establish subplans and modify terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); and (iv) take any action that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Plan Administrator may not take any actions hereunder that would violate the Code or any other applicable law.

Section 8.Rights of Participants.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. Any amount(s) payable hereunder will not be taken into account in computing the amount of salary or compensation for purposes of any severance plan, 401(k), pension, or other employee benefit plan(s) in which the Company or its Affiliates is a participating employer.

Section 9.Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10.Claims, Inquiries And Appeals.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Eloxx Pharmaceuticals, Inc.
Board of Directors
950 Winter Street
Waltham, Massachusetts 02451
(781) 577-5300

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Eloxx Pharmaceuticals, Inc.
Board of Directors
950 Winter Street
Waltham, Massachusetts 02451
(781) 577-5300

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Participant’s claim or appeal within the relevant time limits specified in this Section 10, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. In addition, no lawsuit may be commenced more than two (2) years after the date on which the Plan Administrator renders a decision denying the applicant’s benefit upon review under Section 10(a) (or the date the cause of action first arose, if earlier).

Section 11.Basis of Payments to and From Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12.Other Plan Information.

(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 84-1368850. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501-002.

(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Eloxx Pharmaceuticals, Inc.
General Counsel
950 Winter Street
Waltham, Massachusetts 02451

In addition, service of legal process may be made upon the Plan Administrator.

(d)Plan Sponsor. The “Plan Sponsor” is:

Eloxx Pharmaceuticals, Inc.
950 Winter Street
Waltham, Massachusetts 02451
(781) 577-5300

(e)Plan Administrator. The Plan Administrator is the Board (or a duly appointed committee thereof). The Plan Administrator’s contact information is:

Eloxx Pharmaceuticals, Inc.
Board of Directors – CIC Plan Administrator
950 Winter Street
Waltham, Massachusetts 02451
(781) 577-5300

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13.Statement of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by Eloxx Pharmaceuticals, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a Participant in the Plan and, under ERISA, you are entitled to:

(a)Receive Information About Your Plan and Benefits.

(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court; provided that, no lawsuit may be commenced more than two (2) years after the date on which the Plan Administrator renders a decision denying your benefit upon review under Section 10(a) (or the date the cause of action first arose, if earlier).

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.